Exhibit 16

April 17, 2003

Securities and Exchange Commission

Mail Stop 11-3

450 5th Street, N.W.

Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Holley Performance Products, Inc.’s Form 8-K dated April 17, 2003, and we agree with the statements made therein. Regarding the registrant’s statement concerning the weaknesses in internal controls, included in the second paragraph of Item 4 of the Form 8-K, we had considered such matters in determining the nature, timing and extent of procedures performed in our audits of the registrant’s 2002 and 2001 financial statements.

Yours truly,

/s/  Ernst & Young LLP